Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into as of June 28, 2001, by and between INTERNATIONAL HOUSE OF PANCAKES, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1         DEFINED TERMS.  The following terms as used herein shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Permitted Subsidiary Guarantees” means those Guarantees delivered by any Guarantor (other than IHOP) which guarantee Debt of Borrower the beneficiaries of which are or become a party to, and thereby agree to undertake and perform the duties, rights and obligations of a party under, the Intercreditor Agreement.

“Advance” means an advance under the Line of Credit.

“Affiliate” means any Person (other than a Subsidiary) (a) which directly or indirectly controls, or is controlled by, or is under common control with, IHOP, (b) which beneficially owns or holds 10% or more of any class of the Voting Stock of IHOP, (c) 10% or more of the Voting Stock of which is beneficially owned or held by IHOP or a Subsidiary of IHOP or (d) any officer or director of IHOP or any of its Subsidiaries. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of a majority of the Voting Stock of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Appropriate Officer” means, with respect to any corporation, such corporation’s President, Vice President, Chief Executive Officer, Chief Financial Officer, Treasurer or Controller.

“Bank” is defined in the preamble.

“Board” means the Board of Directors of any corporation or a committee of said corporation having authority to exercise, when the Board of Directors is not in session, the powers of the Board of Directors (subject to any designated limitations) in the management of the business and affairs of said corporation.

“Book Value” of an asset of any Person means the value of such asset as reported in the books and records of such Person in accordance with GAAP.

“Borrower” is defined in the preamble.

“Business Asset Acquisition” is defined in Section 6.7 hereof.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday on which Bank is open for business at its address for notices as designated herein.

“Capitalized Lease” means a lease of Property which in accordance with GAAP should be capitalized on the balance sheet of any Person.

“Capitalized Lease Obligations” means the aggregate rentals due and to become due under all Capitalized Leases which any Person, as a lessee, would be required to reflect as a liability on the consolidated balance sheet of such Person in accordance with GAAP.

“Closing Date” means the date on which all conditions precedent set forth in Article 4 have been met.

“Compliance Certificate” means a certificate in the form of Exhibit A, properly completed and signed by an Appropriate Officer of IHOP and Borrower.

“Consolidated Debt” means the Debt of IHOP, Borrower and their Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Available for Fixed Charges” means the sum of (a) Consolidated Net Income, (b) consolidated income tax expense of IHOP and its Subsidiaries in accordance with GAAP and (c) Fixed Charges.

“Consolidated Net Income or Loss” means the Net Income or Loss of IHOP, Borrower and their Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth” means shareholders’ equity of IHOP and its Subsidiaries less intangible assets booked after December 31, 1999, less Restricted Investments in excess of 10% of shareholders’ equity of IHOP and its Subsidiaries at any date of determination, all as determined for IHOP and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Debt” with respect to any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) the liability of such Person created by granting a Lien to which the property or assets of such Person are subject whether or not such Person has assumed or become legally liable for the payment of any obligation (provided that, if such obligation has not been assumed or become the legal liability of such Person, the amount of the liability shall be deemed to be in an amount not to exceed the Fair Market Value of the property to which the Lien relates, as determined in good faith by such Person), (c) Capitalized Lease Obligations of such Person, to the extent such obligations exceed 95% of the amount of accounts receivable by such Person as lessor under direct financing leases with franchisees so long as such direct financing leases are, at the time of determination to the best knowledge of the lessor thereunder, valid and enforceable against their lessees and are current as to payment and not otherwise in default to the extent that there is a reasonable likelihood that any such lease would be terminated by the lessor prior to its stated expiration and (d) the aggregate amount of all Guarantees given by such Person with respect to any of the foregoing.

“Default” means any Event of Default and/or any event that, with the passage of time or the giving of notice or both, would constitute an Event of Default.

“Disposition” means any sale, transfer, assignment, lease, conveyance or other disposition of any asset except for sales, transfers, assignments, leases conveyances or other dispositions solely between IHOP, Borrower and/or the other Guarantors.

“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

“Event of Default” shall have the meaning specified in Section 7.1.

“Fair Market Value” means what a willing buyer would pay to a willing seller in an arm’s-length transaction.

“Fixed Charges” means the sum of (a) Interest Expense and (b) rental expense under operating leases, all as determined for IHOP and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Rate Notes” means, collectively, (a) Borrower’s 7.79% senior notes due in 2002 in the original aggregate principal amount of $32,000,000 issued on November 19, 1992 pursuant to the Note Purchase Agreements-1992 and (b) Borrower’s 7.42% senior notes due in 2008 in the original aggregate principal amount of $35,000,000 issued on November 1, 1996 pursuant to the Note Purchase Agreements-1996.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Agency” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court, administrative tribunal or public utility.

“Gross Assets” means the total assets and Properties of IHOP and its Subsidiaries less accumulated depreciation, as indicated on the audited balance sheets of IHOP and its Subsidiaries for the fiscal year end immediately prior to the date of any determination.

“Guarantee” means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, with respect to any obligations of another Person, through an agreement or otherwise, including, without limitation, (a) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any agreement (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) to purchase, sell or lease Property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the Property, products, materials or supplies or transportation or services or (iii) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation. The amount of liability of any Person attributable to any Guarantee shall be equal to the maximum amount for which such Person could be liable under such Guarantee.

“Guarantors” means, collectively, IHOP, IHOP Properties, IHOP Realty and IHOP Restaurants, together with any and all other Persons that may now or hereafter guaranty the obligations of Borrower to Bank with respect to the Line of Credit or any part thereof.

“IHOP” means IHOP Corp., a Delaware corporation, or any successor thereto.

“IHOP Guaranties” is defined in Section 2.4.

“IHOP Properties” means IHOP Properties, Inc., a Delaware corporation which is an indirect wholly-owned Subsidiary of Borrower.

“IHOP Realty” means IHOP Realty Corp., a Delaware corporation which is a wholly-owned Subsidiary of Borrower.

“IHOP Restaurants” means IHOP Restaurants, Inc., a California corporation which is a wholly-owned Subsidiary of Borrower.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of June 28, 2001 among the 1992 Noteholders (as defined therein), the 1996 Noteholders (as defined therein), Bank and additional creditors which may become a party thereto from time to time, substantially in the form attached hereto as Exhibit B, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Interest Expense” means interest expense, determined for IHOP and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Investment” when used with reference to any investment of IHOP, Borrower or any of their Subsidiaries, means any investment so classified under GAAP (and, specifically, shall not include trade receivables which are classified as current assets under GAAP), and, whether or not so classified, includes (a) any loan or advance made by IHOP, Borrower or any of their Subsidiaries to any other Person, and (b) any ownership or similar interest in any other Person; and the amount of any Investment shall be the original principal or capital amount thereof less all cash returns of principal or equity thereof (and without adjustment by reason of the financial condition of such other Person).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

“Lien” means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, conditional sale or title retention agreement, lessor’s interest under a Capitalized Lease or analogous instrument, in, of or on any of a Person’s Property (whether held on the date hereof or hereafter acquired), or any signed or filed financing statement which names such Person as the debtor, or the execution of any security agreement or the like authorizing any other Person as the secured party thereunder to file such a financing statement; provided that neither (a) the interest of a lessee or a sublessee in its capacity as lessee or sublessee under a lease or sublease entered into by IHOP, Borrower or any of their Subsidiaries in the ordinary course of business nor (b) the rights of franchisees in their capacities as franchisees to use and possession of certain properties and rights pursuant to franchise documentation entered into by IHOP, Borrower or any of their Subsidiaries in the ordinary course of business shall be deemed to constitute a Lien for purposes hereof.

“Line of Credit” shall have the meaning specified in Section 2.1(a).

“Line of Credit Maturity Date” means May 31, 2004, or such later date as may then be in effect pursuant to Section 2.1(d).

“Line of Credit Note” shall have the meaning specified in Section 2.1(a).

“Loan Documents” means, collectively, this Agreement, the Line of Credit Note, the IHOP Guaranties and any other certificates, documents or agreements of any type or nature heretofore or hereafter executed or delivered by Borrower and/or any other Person (or any Affiliate) to Bank in any way relating to or in furtherance of the Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated or extended.

“Material Adverse Effect” means any change or changes or effect or effects that individually or in the aggregate are or are likely to be materially adverse to (a) the assets, business, operations, income, prospects or condition (financial or otherwise) of IHOP and its Subsidiaries taken as a whole or Borrower and its Subsidiaries taken as a whole, (b) the transactions contemplated by this Agreement, or (c) taken as a whole, the ability of Borrower and IHOP to fulfill their respective obligations under this Agreement and the Line of Credit Note.

“Net Income or Loss” of any Person, with respect to any period, shall mean the net income or net loss of such Person after excluding the sum of (a) any net loss or any undistributed net income of any Person other than a Subsidiary of such Person, (b) the net income or net loss of any Subsidiary of such Person earned or incurred prior to the date on which it became a Subsidiary of such Person, (c) the gain or loss (net of any tax effect) resulting from the sale of any capital assets other than in the ordinary course of business, and (d) extraordinary or nonrecurring gains or losses (net of any tax effect), all as determined for the relevant period in accordance with GAAP.

“Note Purchase Agreements” means, collectively, the Note Purchase Agreements-1992 and the Note Purchase Agreements-1996.

“Note Purchase Agreements 1992” means the several Senior Note Purchase Agreements dated as of November 19, 1992 among Borrower, IHOP and the purchasers identified in Schedule I thereto.

“Note Purchase Agreements-1996” means the several Senior Note Purchase Agreements dated as of November 1, 1996 among Borrower, IHOP and the purchasers identified in Schedule 1 thereto.

“Opinion of Counsel” means the favorable written legal opinion of Mark Weisberger, as internal counsel to Borrower and the Guarantors, together with copies of all factual certificates and legal opinions upon which such counsel has relied.

“Person” means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, government agency or authority, or otherwise.

“Permitted Lien” is defined in Section 6.2.

“Prime Rate” means the rate of interest most recently announced by Bank at its principal office in San Francisco as its “Prime Rate.” The Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcements in such internal publication or publications as Bank may designate. Any change in the interest rate resulting from a change in such Prime Rate shall become effective on the Business Day on which each change in the Prime Rate is announced by Bank. The Prime Rate may not necessarily be the lowest interest rate at which Bank is willing to extend credit facilities.

“Property” with respect to any Person, means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible, of such Person.

“Request for Extension” means a request for an extension of the Line of Credit Maturity Date substantially in the form of Exhibit C, signed by an Appropriate Officer of IHOP and Borrower and properly completed to provide all information required to be included therein.

“Responsible Official” means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of that Person.

“Restricted Investments” shall mean all Investments made by IHOP, Borrower or their Subsidiaries in or to any Person except (a) Investments in notes of franchisees and receivables of franchisees in the ordinary course of business other than notes and receivables held in settlement of franchise obligations, and in Property of IHOP or its Subsidiaries to be used in the ordinary course of business; (b) Investments in Subsidiaries; (c) Investments in obligations issued or unconditionally guarantied by the United States of America or any agency thereof in each case maturing within one year from the date of acquisition thereof; (d) Investments in obligations issued by any political subdivision of the United States of America or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc. or some other mutually agreeable rating system if either of these entities no longer exists; (e) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc. or some other mutually agreeable rating system if either of these entities no longer exists; (f) certificates of deposit, repurchase agreements or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by Borrower’s cash management concentration bank (provided that such bank is rated investment grade or better by either Standard & Poor’s Corporation or Moody’s Investors Services, Inc. or some other mutually agreeable rating system if either of these entities no longer exists), Wells Fargo Bank, N.A., or other commercial banks located in the United States of America and Canada having combined capital, surplus and undivided profits of not less than $100,000,000 and who have a rating at all times from Standard & Poor’s Corporation or Moody’s Investors Services, inc., or some other mutually agreeable rating system if either of these entities no longer exists, of “A-” or better; (g) Investments in mutual funds and money market accounts, which funds or accounts are traded on a national exchange or are managed by a commercial bank and which invests solely in Investments which satisfy the criteria set forth in the foregoing clauses (c) through (f); and (h) other Investments existing on the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation or other entity (a) organized under the laws of the United States, the District of Columbia or Canada or any state or political subdivision of any thereof, (b) all or substantially all of whose assets and business operations are located or conducted within the United States of America or Canada and (c) of which at least 51% of the outstanding Voting Stock is at the time directly or indirectly owned or controlled by such Person or by one or more of such Person’s wholly-owned Subsidiaries.

“Total Capitalization” means the sum of (i) Consolidated Debt of IHOP, Borrower and their Subsidiaries and (ii) Consolidated Tangible Net Worth.

“Voting Stock” with respect to any Person shall mean capital stock of such Person of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Board (or Persons performing similar functions) of such Person.

SECTION 1.2         USE OF DEFINED TERMS.  Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

SECTION 1.3         ACCOUNTING TERMS.  All accounting terms used in this Agreement shall be applied on a consolidated basis for IHOP, Borrower and their Subsidiaries, unless otherwise specifically indicated herein. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect on the date hereof, except as otherwise specifically prescribed herein.

SECTION 1.4         EXHIBITS AND SCHEDULES.  All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

ARTICLE II.
CREDIT TERMS

SECTION 2.1         LINE OF CREDIT.

(a)           Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make Advances to Borrower from time to time up to and including the “Maturity Date” (as such term is defined in the Line of Credit Note described below), not to exceed at any time the aggregate principal amount of Twenty-Five Million Dollars ($25,000,000,00) (“Line of Credit”), the proceeds of which shall be used for Borrower’s working capital and other general corporate purposes. Borrower’s obligation to repay

Advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit D attached hereto (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)           Letter of Credit Subfeature.  As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower for general corporate purposes, including without limitation to finance the acquisition and development of real estate in the ordinary course of Borrower’s business (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Million Dollars ($5,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed eighteen (18) months, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date more than ninety (90) days beyond Line of Credit Maturity Date. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each draft paid under a Letter of Credit shall be deemed an Advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such Advances; provided however, that if Advances under the Line of Credit are not available, for any reason, at the time any draft is paid, then Borrower shall pay to Bank within two (2) Business Days of Bank’s written demand therefor the full amount of such draft, together with interest thereon from the date such draft is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to Advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such draft.

(c)           Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

(d)           Extension of Line of Credit Maturity Date.  Provided that Borrower has theretofore delivered to Bank the financial statements required under Section 5.3 for the immediately preceding fiscal year and immediately preceding fiscal quarter, as applicable, Borrower may, by delivery of a written Request for Extension to Bank, request that the Line of Credit Maturity Date (as then in effect) be extended by one year (365 or 366 days, as the case may be). The Request for Extension shall not be delivered earlier than March 31, 2004 nor later than April 30, 2004 (or each March 31 and April 30 in a subsequent year if the Line of Credit Maturity Date has been extended to such year). Bank shall use its best efforts to respond either affirmatively or negatively (in its sole and absolute discretion) to such Request for Extension by written notice to Borrower within thirty (30) days after receipt thereof from Borrower. If Bank so notifies Borrower in writing that Bank consents to the extension of the

Line of Credit Maturity Date, then the Line of Credit Maturity Date shall be deemed so extended and the term “Line of Credit Maturity Date” shall be deemed amended to mean the date which is one year subsequent to the then effective Line of Credit Maturity Date. If Bank, in its sole and absolute discretion, notifies Borrower in writing within said thirty (30) day period that it does not consent to such extension of the Line of Credit Maturity Date, or fails to respond in writing within said thirty (30) day period, the Line of Credit Maturity Date shall not be so extended.

SECTION 2.2         INTEREST/FEES.

(a)           Interest.  The outstanding principal balance of the Line of Credit shall bear interest, and the amount of each draft paid under any Letter of Credit shall bear interest from the date such draft is paid to the date such amount is fully repaid by Borrower, at the rate(s) of interest set forth in the Line of Credit Note.

(b)           Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument required hereby.

(c)           Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to three-eighths of one percent (0.375%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears each January 1, April 1, July 1 and October 1.

(d)           Letter of Credit Fees.  Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to one and one-quarter percent (1.250%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each draft under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 2.3         COLLECTION OF PAYMENTS.  To the extent Borrower shall not have otherwise paid any of the following on or before their due date, Borrower authorizes Bank to collect all principal, interest and fees due under the Line of Credit by charging Borrower’s deposit account number 4950038554 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower. Notwithstanding the foregoing, Bank shall not charge any such deposit account for fees due hereunder or any other Loan Document (other than unused commitment fees referenced in Section 2.2(c) above) without having first provided Borrower five (5) Business Days prior written notice (or such longer notice period as may be required hereunder or under any other applicable Loan Document) that any such fees are due and payable.

SECTION 2.4         GUARANTIES.  All indebtedness of Borrower to Bank under the Line of Credit shall be guaranteed jointly and severally by each of the IHOP Guarantors as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank (collectively, the “IHOP Guaranties”).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 3.1         LEGAL STATUS.  Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required.

SECTION 3.2         AUTHORIZATION AND VALIDITY.  This Agreement and each other Loan Document required hereby or at any time hereafter delivered to Bank in connection herewith have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 3.3         NO VIOLATION.  The execution, delivery and performance by IHOP, Borrower and their Subsidiaries of each of the Loan Documents to which they are a party do not violate any provision of any Law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of IHOP, Borrower or any such Subsidiary, or result in any breach of or default under any contract, obligation, indenture or other instrument to which IHOP, Borrower or any such Subsidiary, is a party or by which IHOP, Borrower or any such Subsidiary, may be bound.

SECTION 3.4         LITIGATION.  There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a Material Adverse Effect other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 3.5         CORRECTNESS OF FINANCIAL STATEMENT.  The financial statement of IHOP and its Subsidiaries dated December 31, 2000, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the consolidated financial condition of IHOP and its Subsidiaries, (b) discloses (as of such date) all liabilities of IHOP and its Subsidiaries that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with GAAP consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of IHOP and its Subsidiaries, nor has IHOP, Borrower or any of their Subsidiaries mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except as permitted herein.

SECTION 3.6         INCOME TAX RETURNS.  Borrower has no knowledge of any pending assessments or adjustments of any income tax payable with respect to any year for IHOP, Borrower or any of their Subsidiaries.

SECTION 3.7         NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which IHOP, Borrower or any of their Subsidiaries is a party or by which IHOP, Borrower or any of their Subsidiaries may be bound that requires the subordination in right of payment of any of their respective obligations subject to this Agreement to any other obligation of any of them.

SECTION 3.8         PERMITS, FRANCHISES.  IHOP, Borrower and their Subsidiaries possess, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which they are now engaged in compliance with applicable law.

SECTION 3.9         ERISA.  To the best of Borrower’s knowledge, after due inquiry, each of IHOP, Borrower and their Subsidiaries is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time; none of IHOP, Borrower or any of their Subsidiaries has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by any of them (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by IHOP, Borrower and their Subsidiaries; each of IHOP, Borrower and their Subsidiaries has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 3.10       NO MATERIAL ADVERSE CHANGE.  Since the date of the financial statements referenced in Section 3.5 above, no circumstance or event has occurred that constitutes a Material Adverse Effect.

SECTION 3.11       OTHER OBLIGATIONS.  To the best of Borrower’s knowledge, after due inquiry, none of IHOP, Borrower or any of their Subsidiaries is in default on any obligation of $1,000,000 or more for borrowed money, any purchase money obligation of $1,000,000 or more, or any other lease, commitment, contract, instrument or obligation involving an amount payable by Borrower of $1,000,000 or more.

SECTION 3.12       ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in writing prior to the date hereof, to the best of Borrower’s knowledge, after due inquiry, each of IHOP, Borrower and their Subsidiaries are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of their respective operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. To the best of Borrower’s knowledge, after due inquiry, none of the operations of IHOP, Borrower and their Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving an expenditure exceeding $1,000,000 (either singularly or in the aggregate) is needed to respond to a release of any toxic or hazardous waste or substance into the environment. None of IHOP, Borrower or any of their Subsidiaries has any contingent liability exceeding $1,000,000 (either singularly or in the aggregate) in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE IV.
CONDITIONS

SECTION 4.1         CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Bank to extend the initial credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)           Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all applicable parties:

(i)            This Agreement.

(ii)           The Line of Credit Note.

(iii)          The IHOP Guaranties.

(iv)          The Intercreditor Agreement.

(v)           A Continuing Standby Letter of Credit Agreement, which agreement shall constitute a “Letter of Credit Agreement” for purposes of Section 2.1(b).

(vi)          With respect to each of Borrower and the Guarantors, such documentation as Bank may reasonably require to establish the due organization, valid existence and good standing of Borrower and each such Guarantor in its jurisdiction of formation, its qualification to engage in business in California or, if different, the jurisdiction of its principal place of business, its authority to execute, deliver and perform the Loan Documents to which it is a party, the identity, authority and capacity of each responsible official thereof authorized to act on its behalf, including, without limitation, copies of its certificates or articles of incorporation and amendments thereto certified by the applicable Secretary of State (or equivalent government official), bylaws and amendments thereto certified by a responsible official of such party, certificates of good standing and/or qualifications to engage in business, certified copies of corporate resolutions, incumbency certificates, certificates of responsible officials and the like.

(vii)         The Opinion of Counsel.

(viii)        Written evidence that Borrower’s prior revolving (unsecured) credit facility with Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association, successor by merger to Bank of America Illinois) have been or will be concurrently terminated.

(ix)           Such other documents as Bank reasonably may require under any other Section of this Agreement.

(b)           Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any Guarantor.

(c)           Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s and the Guarantors’ Property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank.

SECTION 4.2         CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)           Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Default or Event of Default shall have occurred and be continuing or shall exist.

(b)           Documentation.  Bank shall have received all additional documents which reasonably may be required by Bank in connection with such extension of credit.

ARTICLE V.
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall (and shall cause each of its Subsidiaries to), unless Bank otherwise consents in writing:

SECTION 5.1         PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 5.2         ACCOUNTING RECORDS.  Maintain adequate books and records in accordance with GAAP consistently applied, and permit any representative of Bank, at any reasonable time upon two (2) Business Days’ prior notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower, with any such inspection, audit, or examination to occur during regular business hours. Notwithstanding the foregoing, no prior notice for any such inspection, audit or examination shall be required during any time that an Event of Default shall remain in effect.

SECTION 5.3         FINANCIAL STATEMENTS.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)           as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of IHOP, as of the end of any such fiscal quarter;

(i)            Form 10-Q for IHOP, consolidated balance sheets of IHOP and its Subsidiaries as of the end of each such fiscal quarter and consolidated statements of earnings and cash flow of IHOP and its Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, certified by an Appropriate Officer of IHOP; and

(ii)           a Compliance Certificate executed by an Appropriate Officer of IHOP and Borrower setting forth computations or other pertinent information in reasonable detail showing as at the end of such fiscal quarter (A) whether or not the financial covenants set forth in Sections 6.3 through 6.9 hereof, inclusive, have been met, accompanied by calculations setting forth the maximum amount of Debt that could have been incurred pursuant to Section 6.3 hereof, and the maximum amount of dividends or distributions that could have been declared or paid pursuant to Section 6.6 hereof, and (B) whether or not Liens on property or assets of IHOP or its Subsidiaries or securing Debt of IHOP or its Subsidiaries, as the case may be, exceed the threshold set forth in Section 6.2(i) hereof, accompanied by calculations setting forth the maximum amount of additional Debt secured by Liens that could have been incurred under Section 6.2(i) hereof;

(b)           as soon as available and in any event within 90 days after the end of each fiscal year of IHOP, a Compliance Certificate as of such year end and a copy of the annual report to shareholders for such fiscal year for IHOP and its Subsidiaries, including therein consolidated balance sheets of IHOP and its Subsidiaries as of the end of such fiscal year and consolidated statements of operations and cash flow of IHOP and its Subsidiaries for such fiscal year, in each case certified (without any material qualification) in a manner reasonably acceptable to Bank by PriceWaterhouseCoopers, another of the so-called “Big 5” accounting firms or any other accounting firm reasonably acceptable to Bank, and consolidating balance sheets of IHOP and its Subsidiaries as of the end of such fiscal year and consolidating statements of operations of IHOP and its Subsidiaries as of the end of such fiscal year, certified by an Appropriate Officer of IHOP;

(c)           as soon as available and in any event within 15 days, any information filed by IHOP, Borrower or any of their Subsidiaries with the Securities and Exchange Commission with respect to IHOP, Borrower and/or any of their Subsidiaries;

(d)           as soon as available, any other public information released generally by IHOP, Borrower of any of their Subsidiaries to financial or investment institutions, brokers, investment bankers or any other entity in the financial community; and

(e)           as soon as possible after an Appropriate Officer of IHOP or Borrower has knowledge of the occurrence of a Default or Event of Default, IHOP or Borrower shall furnish Bank with the details thereof.

In addition to the foregoing, Borrower shall furnish Bank with copies of such other statements, reports, notices and information as Bank may from time to time reasonably request in writing.

SECTION 5.4         COMPLIANCE.  Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of Borrower’s and each Guarantor’s business, and comply with the provisions of all documents pursuant to which Borrower or any such Guarantor is organized and/or which govern Borrower’s or such Guarantor’s continued existence and with the requirements of all Laws, rules, regulations and orders of any Governmental Agency applicable to Borrower, any Guarantor and/or any of their respective businesses.

SECTION 5.5         INSURANCE.  Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower or any such Guarantor, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 5.6         FACILITIES.  Keep all properties useful or necessary to Borrower’s or any such Guarantor’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto as are necessary in the reasonable opinion of Borrower’s and/or any such Guarantor’s management.

SECTION 5.7         TAXES AND OTHER LIABILITIES.  Pay and discharge prior to delinquency any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or any such Guarantor may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or such Guarantor has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower or such Guarantor is obligated to make such payment.

SECTION 5.8         LITIGATION.  Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any such Guarantor with a claim that is $1,000,000 or more in excess of the amount thereof that is fully covered by insurance.

SECTION 5.9         NOTICE TO BANK.  Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Default or Event of Default; (b) any change in the name or the organizational structure of Borrower or any Guarantor; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or any Guarantor is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or such Guarantor’s property in excess of an aggregate of $1,000,000.

ARTICLE VI.
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not (and will not permit any Subsidiary of Borrower to ) without Bank’s prior written consent:

SECTION 6.1         USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Section 2.1(a) hereof.

SECTION 6.2         RESTRICTIONS ON LIENS.  Directly or indirectly, create, assume or suffer to exist any Lien upon any of their respective Properties or assets whether now owned or hereafter acquired, except for:

(a)           Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by Section 5.7;

(b)           Statutory Liens of landlords, and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being diligently contested in good faith, so long as a reserve or other appropriate provision, if any, shall have been made therefor;

(c)           Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with obligations not due or delinquent with respect to workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(d)           Any attachment or judgment Lien (including judgment or appeal bonds) which shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or which shall have been discharged within 30 days after the expiration of any such stay, or which is being diligently contested in good faith so long as a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(e)           Easements, rights-of-way, restrictions and other similar rights in land which do not, individually or in the aggregate, materially detract from the value of such Property and do not interfere with the ordinary conduct of the business of IHOP, Borrower or any of their Subsidiaries;

(f)            Liens securing Debt of a Subsidiary to Borrower;

(g)           Liens (other than Liens created pursuant to Capitalized Leases) (i) existing on the date hereof, securing Debt not exceeding $1,500,000 in the aggregate in principal amount, and (ii) whether now or hereafter existing, securing Debt provided Borrower by Bank of America NA, provided that such Debt at no time shall exceed $12,000,000 in aggregate principal outstanding;

(h)           Liens pursuant to Capitalized Leases existing on the Closing Date and Liens created following the Closing Date pursuant to Capitalized Leases so long as, with respect to Liens pursuant to Capitalized Leases created following the Closing Date, the Debt represented by such Capitalized Leases is permitted pursuant to Section 6.3; and

(i)            Liens including Liens arising out of purchase money financing not otherwise permitted by the foregoing clauses of this Section 6.2 securing Debt (without duplication) of IHOP, Borrower or any Subsidiary of IHOP or Borrower, provided that the sum of (i) the principal amount of such Debt plus (ii) unsecured Debt (other than Additional Permitted Subsidiary Guarantees) of Subsidiaries of IHOP (other than Borrower) and Subsidiaries of Borrower not otherwise permitted under Section 6.5(a) does not exceed at any time 15% of Consolidated Tangible Net Worth.

The Liens referred to in Section 6.2(a) through (i) are herein collectively referred to as “Permitted Liens,” and individually, as a “Permitted Lien.”

SECTION 6.3         LIMITATION ON CONSOLIDATED DEBT.  Permit the ratio of (i) Consolidated Debt to (ii) Total Capitalization to exceed 0.50 to 1.00 as of the last day of any quarterly accounting period of IHOP and its Subsidiaries.

SECTION 6.4         CONSOLIDATED TANGIBLE NET WORTH.  Permit Consolidated Tangible Net Worth at any time to be less than the sum of $150,000,000 plus 50% of Consolidated Net Income on a cumulative basis from December 31, 1999, to and including any date of determination.

SECTION 6.5         LIMITATION ON DEBT OF SUBSIDIARIES.  Permit any of the Subsidiaries (other than Borrower) to incur any Debt other than:

(a)           Debt owed to IHOP or Borrower or to a wholly-owned Subsidiary of IHOP or Borrower in each case by a direct or indirect wholly-owned Subsidiary of the creditor thereunder, and

(b)           additional Debt (other than Additional Permitted Subsidiary Guarantees), provided that the sum of the aggregate principal amount of such Debt plus the aggregate principal amount of all other Debt (without duplication) of IHOP, Borrower and any of their Subsidiaries which is secured by Permitted Liens permitted by Section 6.2(i) does not exceed 15% of Consolidated Tangible Net Worth.

SECTION 6.6         RESTRICTED PAYMENTS; RESTRICTED INVESTMENTS.  Permit IHOP, directly or indirectly, through any Subsidiary or otherwise, (a) to pay or declare any dividend on any class of its capital stock (but IHOP or any such Subsidiary may declare and pay dividends payable solely in capital stock or warrants, rights or options to acquire capital stock) or make any other distribution on account of any class of its capital stock; retire, redeem, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock or any warrants, rights or options to acquire any such shares (other than any such redemption, retirement, purchase or other acquisition in which the consideration paid by IHOP or such Subsidiary consists solely of shares of capital stock of IHOP); or make or provide for any mandatory sinking fund payments required in connection with any class of its capital stock (all of the foregoing being called “Restricted Payments”) or (b) make any Restricted Investment, unless after giving effect to any Restricted Payment or Restricted Investment the cumulative aggregate amount of all Restricted Payments and Restricted Investments made by IHOP and its Subsidiaries after September 30, 1992 would not exceed the sum of: (i) $2,000,000, plus (ii) 50% of cumulative Consolidated Net Income from September 30, 1992 through the date of determination (or if IHOP and its Subsidiaries on a consolidated basis have a cumulative Consolidated Net Loss for such period, then minus 100% of such Consolidated Net Loss), plus (iii) the net proceeds from the issuance or sale of any shares of any class of equity securities of IHOP which are not mandatorily redeemable or otherwise subject to repurchase, retirement, call, put or other reacquisition prior to or on the respective maturity dates of the Fixed Rate Notes (and not subject to acceleration or redemption, repurchase, retirement, call, put or other reacquisition prior to the respective maturity dates of the Fixed Rate Notes) received after September 30, 1992; provided that at the time of any such Restricted Payment or Restricted Investment, both immediately before and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing. So long as no Default or Event of Default has occurred or would be continuing after giving effect thereto, this Section 6.6 shall not prevent (a) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of its declaration, or (b) the acquisition, repurchase, retirement, call, put or redemption of any shares of capital stock of IHOP out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of IHOP) of, shares of capital stock of IHOP, provided that any such acquisition, repurchase, retirement, call, put or redemption shall be deemed to be a Restricted Payment for the purpose of determining the ability of IHOP and its Subsidiaries to make future Restricted Payments.

SECTION 6.7         SALE OF ASSETS.  Effect a Disposition of any assets unless (x) no Default or Event of Default has occurred (except in the case of subclause (a) below) and is continuing, and (y) one of the following applies:

(a)           such Disposition is in the ordinary course of business, including, without limitation, sales and leases of operating restaurants in accordance with Borrower’s ordinary course franchising operations and is made pursuant to the reasonable business judgment of Borrower in accordance with past practice;

(b)           in each fiscal year, IHOP, Borrower and their respective Subsidiaries may effect Dispositions of assets for Fair Market Value and which (i) have an aggregate Book Value, together with all other assets disposed of in that fiscal year (other than Dispositions permitted by clause (a), (c) or (d) of this Section 6.7, of less than 10% of Gross Assets on a consolidated basis determined as at the date of such sale; (ii) generate, together with all other assets disposed of in that fiscal year (other than Dispositions permitted by clause (a), (c) or (d) of this Section 6.7), net income, which is less than 10% of the Consolidated Net Income (in each case, determined as of the end of the immediately preceding fiscal year); and (iii) together with all assets previously disposed of since September 30, 1996 (other than Dispositions permitted by clause (a), (c) or (d) of this Section 6.7, have an aggregate Book Value of less than 25% of Gross Assets on a consolidated basis determined as at the date of such sale, provided that after giving effect to any Disposition described in this subsection (b), IHOP, Borrower or any of their Subsidiaries could incur at least $1 of additional Debt without being in default of their obligations under Section 6.3.

(c)           such Dispositions are made for Fair Market Value and the proceeds of such Disposition are used (i) within six months following such Disposition, to purchase assets (“Business Asset Acquisition”) used in the operations of Borrower or (ii) to repay Debt of IHOP or its Subsidiaries which is not junior in right of payment to the Line of Credit Note; provided that if the aggregate principal amount of all outstanding Advances, Letters of Credit and unreimbursed drawings under Letters of Credit shall exceed $4,000,000, then the proceeds of such disposition shall be used to repay the Line of Credit Note until the aggregate principal amount of all outstanding Advances, Letters of Credit and unreimbursed drawings under Letters of Credit shall have been reduced to $4,000,000; or

(d)           the assets disposed of were disposed of for Fair Market Value (taking into consideration the rental rate to be paid by Borrower in connection with the Disposition and leaseback of the assets so disposed of) and were constructed or acquired following September 30, 1992 and are immediately leased back from the purchaser thereof by IHOP or any of its Subsidiaries; provided that no assets may be sold and leased back pursuant to this clause (d) following the third anniversary of the acquisition or construction of such assets by IHOP, Borrower or any of their Subsidiaries.

SECTION 6.8         CONSOLIDATION OR MERGER.  Enter into any transaction of merger or consolidation, whether in one transaction or a series of related or unrelated transactions and whether at the same time or over a period of time, provided that:

(a)           (i)            Borrower may merge with IHOP or any of IHOP’s other Subsidiaries, (ii) IHOP may merge with Borrower or any of IHOP’s other Subsidiaries and (iii) any Subsidiary may merge with IHOP, Borrower or any other Subsidiary, so long as, with respect to any mergers of Borrower or any Guarantor (including IHOP) in which such party is not the surviving Person, (a) the surviving Person of such transaction shall be a solvent United States or Canadian corporation, and such surviving Person shall have assumed in writing all of the obligations of Borrower, as the case may be, under this Agreement, the Line of Credit Note and/or any applicable IHOP Guaranty, as the case may be, a copy of which writing shall be provided to Bank not less than 10 Business Days prior to any such transaction and which shall be acceptable in form and substance to Bank, (b) at the time of, and immediately after giving effect to, any such consolidation or merger, no Default or Event of Default shall have occurred and be continuing, and (c) immediately after any such consolidation or merger, the surviving Person could incur an additional $1 of Debt pursuant to Section 6.3 hereof; and

(b)           IHOP or Borrower may merge with any other Person so long as (i) the surviving Person of such transaction shall be a solvent United States or Canadian corporation, and such surviving Person shall have assumed in writing all of the obligations of Borrower under the Line of Credit Note and this Agreement or of IHOP under its IHOP Guaranty, as the case may be, a copy of which writing shall be provided to Bank not less than 10 Business Days prior to any such transaction and which shall be acceptable in form and substance to Bank, (ii) at the time of, and immediately after giving effect to, any such consolidation or merger, no Default or Event of Default shall have occurred and be continuing, and (iii) immediately after any such consolidation or merger, the surviving or continuing Person could incur an additional $1 of Debt pursuant to Section 6.3 hereof.

SECTION 6.9         MAINTENANCE OF FIXED CHARGE COVERAGE.  Permit, as of the last day of any quarterly accounting period, the ratio of Consolidated Income Available for Fixed Charges (excluding extraordinary losses or gains or non-recurring charges) to Fixed Charges for the period consisting of any four of the immediately preceding four quarterly accounting periods to be less than 1.50 to 100.

SECTION 6.10       TRANSACTIONS WITH AFFILIATES.  Directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any Property or the rendering of any service), with any Affiliate on terms that are less favorable to IHOP, Borrower or such Subsidiary, as the case may be, than those that would be obtainable at the time in an arms’-length transaction with any Person who is not such an Affiliate; provided however, that this Section shall not prohibit the payment of compensation and benefits to directors and officers of IHOP, Borrower and their Subsidiaries in the ordinary course of business and consistent with past practices.

SECTION 6.11       ACQUISITION OF MARGIN SECURITIES.  Own, purchase or acquire (or enter into any contract to purchase or acquire) any “margin security” as defined by any regulation of the Board of Governors of the United States Federal Reserve System as now in effect or as the same may hereafter be in effect unless, prior to any such purchase or acquisition or entering into any such contract, Bank shall have received an opinion of counsel satisfactory to Bank to the effect that such purchase or acquisition will not cause this Agreement or the Line of Credit Note to be in violation of Regulation G or any other regulation of such Board then in effect.

SECTION 6.12       CONDUCT OF BUSINESS.  Engage in any business activity if, such business activity would result in a substantial change in the general nature of the business of IHOP and its Subsidiaries, taken as a whole, from that engaged in as of December 31, 2000.

SECTION 6.13       FURTHER UNDERTAKINGS.

(a)           incur capital expenditures (net of all proceeds relating to sale/leaseback transactions) in excess of $80,000,000 during any fiscal year;

(b)           expend more than $5,000,000 in any fiscal year in connection with the purchase of the capital stock of, or the acquisition of all or substantially all of the assets of, any other Person; provided however that to the extent that IHOP’s capital stock is given in connection with any such acquisition, the value of such stock shall be excluded from this calculation and provided, further that expenditures incurred by Borrower in connection with the acquisition of restaurants or leasehold interests for restaurants or with the reacquisition of franchises in the ordinary course of Borrower’s business shall also be excluded from this calculation;

(c)           amend the amortization schedule in effect as of the Closing Date as set forth in the Note Purchase Agreements in such a manner as to increase the amount of, or accelerate, payments of principal thereunder prior to the Line of Credit Maturity Date;

(d)           make any optional prepayment of the principal of any indebtedness outstanding under the Note Purchase Agreements prior to the Line of Credit Maturity Date unless, after giving effect thereto, the aggregate principal amount of all outstanding Advances, Letters of Credit and unreimbursed drawings under Letters of Credit does not exceed $4,000,000; or

(e)           notwithstanding the provisions of Section 6.7 hereof, make any Disposition of any of its accounts receivable or general intangibles.

ARTICLE VII.
EVENTS OF DEFAULT

SECTION 7.1         The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)           Borrower shall fail to pay when due any principal or interest, or, within five (5) days after Bank’s written notice, any fees or other amounts payable under any of the Loan Documents.

(b)           Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)           Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

(d)           Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower of any Guarantor has incurred any debt or other liability to Bank.

(e)           Borrower or any Guarantor (i) fails to pay the principal, or any principal installment, of any present or future debt or other liability of $2,500,000 or more, or any guaranty of present or future debt or other liability of $2,500,000 or more on its part to be paid, when due (or with any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any individual item of present or future debt or other liability of $2,500,000 or more, or of any guaranty of present or future debt or other liability of $2,500,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has a right to declare such debt or other liability due before the date on which it otherwise would become due.

(f)            The filing of a notice of judgment lien against Borrower or any Guarantor; or the recording of any abstract of judgment against Borrower or any Guarantor in any county in which Borrower or such Guarantor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Guarantor or the entry of a judgment against Borrower or any Guarantor, in any such case in any amount in excess of $2,500,000, and which is not stayed, dismissed or satisfied within thirty (30) days from the filing, recording, service or entry thereof, as applicable.

(g)           Borrower or any Guarantor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Guarantor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Guarantor and is not stayed or dismissed within ninety (90) days, or Borrower or any such Guarantor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any such Guarantor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any such Guarantor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(h)           The dissolution or liquidation of Borrower or any Guarantor or Borrower or any such Guarantor or any of their directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Guarantor.

(i)            IHOP shall fail to own 100% of the issued and outstanding common stock of Borrower.

SECTION 7.2         REMEDIES.  Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VIII.
MISCELLANEOUS

SECTION 8.1         NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 8.2         NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	INTERNATIONAL HOUSE OF PANCAKES, INC.
450 N. Brand Boulevard, 7th Floor
Glendale, California 91203-2306
Attention: General Counsel
Tel. No.: (818)240-6055
Fax No.: (818)240-0270

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Los Angeles RCBO
333 South Grand Avenue, Third Floor
Los Angeles, California 90071
Attention: IHOP Account Officer
Tel. No.: (213)253-6832
Fax No.: (213)687-3501

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, certified mail or registered, return receipt requested; (c) if sent by commercial overnight courier (such as Federal Express, United Parcel Service or DHL), on the scheduled delivery date; and (d) if sent by telecopy, upon receipt.

SECTION 8.3         COSTS, EXPENSES AND ATTORNEYS’ FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) (i) the negotiation and preparation of this Agreement and the other Loan Documents, (ii) the preparation of any amendments and waivers hereto and thereto, and (iii) if and only if, a Default or Event of Default shall have occurred and be continuing, Bank’s administration of this Agreement and the Loan Documents, including without limitation Bank’s costs and expenses to inspect, audit and examine the books and records of Borrower and its Subsidiaries; (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other Person) relating to any Borrower or any other Person.

SECTION 8.4         SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any Guarantor or the business of such Guarantor.

SECTION 8.5         ENTIRE AGREEMENT; AMENDMENT.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 8.6         NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 8.7         TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 8.8         SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 8.9         COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 8.10       GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 8.11       INDEMNITY BY BORROWER.  Borrower agrees to indemnify, save and hold harmless Bank and its directors, officers, agents, attorneys and employees (collectively, the “Indemnitees”) from and against: (a) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee if the claim, demand, action or cause of action arises out of or relates to the relationship between Borrower and Bank under any of the Loan Documents or the transactions contemplated thereby; (b) Any and all administrative or investigative proceedings by any Governmental Agency or authority arising out of or related to any claim, demand, action or cause of action described in clause (a) above; and (c) Any and all liabilities, losses, costs or expenses (including reasonable attorneys’ fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any of the foregoing; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own or its employees’ or agents’ gross negligence or willful misconduct. Each Indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending against any claim, demand, action, cause of action or administrative or investigative proceeding covered by this Section 8.11; provided that the Indemnitees as a group may retain only one law firm to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, conflict on any significant issue between the positions of any two or more Indemnitees. Any obligation or liability of Borrower to any Indemnitee under this Section 8.11 shall be and hereby is covered by the Loan Documents shall survive the expiration or termination of this Agreement and the repayment of the Line of Credit and the payment and performance of all other obligations owed to Bank.

SECTION 8.12       NONLIABILITY OF BANK.  Borrower acknowledges and agrees that:

(a)           By accepting or approving anything required to be observed, performed, fulfilled or given to Bank pursuant to the Loan Documents, including any certificate, financial statement, insurance policy or other document, Bank shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Bank; and

(b)           The relationship between Borrower and Bank in connection with this Agreement and the other Loan Documents is, and shall at all times remain, solely that of a borrower and lender; Bank shall not under any circumstance be construed to be a partner or joint venturer of Borrower; Bank shall not under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower, or to owe any fiduciary duty to Borrower as a result of the transactions arising under this Agreement and the other Loan Documents; Bank does not undertake or assume any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with its property or the operations of Borrower; Borrower shall rely entirely upon its own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Bank in connection with such matters is solely for the protection of Bank and neither Borrower nor any other Person is entitled to rely thereon.

SECTION 8.13       FURTHER ASSURANCES.  Borrower shall, at its expense and without expense to Bank, do, execute and deliver such further acts and documents as Bank from time to time reasonably requires for the assuring and confirming unto Bank of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

SECTION 8.14       CONFIDENTIALITY.  Bank agrees (and any assignee of all or part of Bank’s interests hereunder and any holder of a participation interest in the Line of Credit Note shall be required) to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) to legal counsel and accountants for IHOP, Borrower or any of their Subsidiaries or Bank; (b) to other professional advisors to IHOP, Borrower or any of their Subsidiaries or Bank; provided that the recipient has been informed in advance of the confidential nature of such information; (c) to regulatory officials having jurisdiction over Bank; (d) as required by law or legal process or in connection with any legal proceeding or litigation involving Bank and IHOP, Borrower or any of their Subsidiaries or any Affiliate thereof; and (e) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of Bank’s interests hereunder or a participation interest in the Line of Credit Note, provided that the recipient has been informed in advance of the confidential nature of such information. For purposes of the foregoing, “confidential information” shall mean any information respecting IHOP, Borrower or their Subsidiaries reasonably considered by IHOP, Borrower or such Subsidiary, as applicable, to be confidential, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, Bank, and (iii) information previously disclosed by IHOP, Borrower or any Subsidiary to any Person not associated with IHOP, Borrower or such Subsidiary, as applicable, without a confidentiality agreement or obligation substantially similar to this Section 814. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of Bank to IHOP, Borrower or any of their Subsidiaries.

SECTION 8.15       ARBITRATION.

(a)           Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)           Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Los Angeles, California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)           No Waiver of Provisional Remedies.  The arbitration requirement does not limit the right of any party to obtain provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder.

(d)           Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)           Discovery.  In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)            Class Proceedings and Consolidations.  The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g)           Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)           Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

INTERNATIONAL HOUSE OF		WELLS FARGO BANK,
PANCAKES, INC., a Delaware corporation		NATIONAL ASSOCIATION

By:	/s/ Richard K. Herzer	By:	/s/ [ILLEGIBLE]
Richard K. Herzer

Title:	President	Title:	Relationship Manager